UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2005

American Media Operations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11112	59-2094424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 American Media Way Boca Raton, Florida	33464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 997-7733

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 relating to the terms of the Employment Agreement between American Media Operations, Inc. (“AMOI”) and Carlos A. Abaunza dated November 25, 2005 (the “Employment Agreement”) is hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 1, 2005, AMOI appointed Carlos A. Abaunza as its Senior Vice President/Chief Financial Officer pursuant to the Employment Agreement. The Employment Agreement specifies that Mr. Abaunza, age 46, will serve from January 16, 2006 through April 17, 2008 with an annual base salary of $275,000. Mr. Abaunza will also be eligible for an annual bonus of up to $31,250 in AMOI’s fiscal year 2006, and with an initial target of $125,000 in subsequent fiscal years.

The Employment Agreement also grants Mr. Abaunza 225 Class “B” Equity Units in EMP Group, LLC, AMOI’s parent. In the event Mr. Abaunza is terminated, he will be entitled to severance pay under certain circumstances.

Prior to joining AMOI, Mr. Abaunza was Vice President of Strategic Planning for The Miami Herald, a Knight Ridder newspaper publication, from January 2005 to the present. From 2002 to January 2005, Mr. Abaunza served as Vice President and Corporate Controller for Knight Ridder. From 2002 to 2003, Mr. Abaunza also served as Chief Financial Officer for The Miami Herald. Prior to that time, Mr. Abaunza served as Treasurer and Chief Financial Officer of World Fuel Services Corporation, a company that provides fuel and value-added services to marine and aviation customers around the world.

Mr. Abaunza is not party to any arrangement or understanding with any person pursuant to which he was selected to serve as Chief Financial Officer; nor is Mr. Abaunza a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On December 2, 2005, Mark Brockelman resigned as Vice President and Chief Accounting Officer of AMOI effective as of December 2, 2005 to pursue other opportunities.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of AMOI dated December 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDIA OPERATIONS, INC. (Registrant)

Date: December 2, 2005	By:	/s/ Michael B. Kahane
	Name:	Michael B. Kahane
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of American Media Operations, Inc., dated December 1, 2005